Exhibit 10.10
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL
HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).
FIRST AMENDMENT
of
COOPERATIVE AGREEMENT
          This FIRST AMENDMENT of COOPERATIVE AGREEMENT (this “Amendment”) is executed to be effective as of October 21, 2005 between RESOLUTE ANETH, LLC (“Resolute”), a Delaware limited liability company, and NAVAJO NATION OIL AND GAS COMPANY, INC. (“NNOG”), a Federal corporation. Resolute and NNOG are sometimes referred to herein individually as a “Party” or together as the “Parties.”
ARTICLE I.
GENERAL
     1.01 Resolute Natural Resources Company (“RNRC”), an affiliate of Resolute, and NNOG entered into that certain Cooperative Agreement dated effective October 22, 2004 (as amended hereby, the “Agreement”). RNRC has assigned all of its rights and obligations under the Agreement to Resolute. The Agreement provides for certain cooperative arrangements between NNOG and Resolute concerning oil and gas ownership and operations of jointly held assets in the Greater Aneth Field in southeast Utah.
     1.02 This Amendment is entered into in order to (i) state the agreement of the Parties with respect to the potential joint acquisition of assets in the Greater Aneth Field and Cortez, Colorado, currently held by ExxonMobil and its affiliates (“Exxon”) and described in a Purchase and Sale Agreement (the “PSA”) between Exxon and XTO Energy, Inc. (“XTO”) dated effective January 1, 2005 (the “Exxon Assets”), (ii) to amend and supplement the Agreement to apply to the Exxon Assets and grant certain options to NNOG in regard to such assets and (iii) to amend the Agreement in certain other respects. Except as amended hereby, the Agreement remains effective in accordance with its terms.
     1.03 Capitalized terms used herein that are defined in the Agreement are used as so defined. For convenience of reference, the Articles and Sections of this Amendment are organized to a certain extent to be parallel to the Articles and Sections of the Agreement. No significance shall be given to such arrangement and the provisions hereof amend and supplement the Agreement only as expressly stated herein.
     1.04 The parties intend to acquire the Exxon Assets as successors or designated assignees of the assets pursuant to the exercise by the Navajo Nation of its preferential purchase right set forth in 18 N.N.C. § 605 (the “PPR”) or pursuant to a purchase and sale agreement with Exxon. It is recognized that the PPR right of the Navajo Nation does not apply to all such assets, but it is expected that the assets would be acquired in their entirety. Reference herein to the Exxon Assets means such of the Exxon Assets that are acquired by the Navajo Nation or either of the Parties whether through exercise of the PPR or otherwise. Any agreement between Exxon and the Parties or the Navajo Nation and the Parties for the acquisition of the assets by the Parties is referred to as the “Acquisition Agreement.”

     1.05 Resolute (or one or more of its subsidiaries or affiliates) will acquire 75% and NNOG will acquire 25% of the Exxon Assets. Resolute and NNOG’s interests in the Exxon Assets shall be several, not joint. Each Party shall use its best efforts to acquire the financial assets necessary to acquire its share of such assets at the purchase price provided for in the PSA.
     1.06 The Parties acknowledge that the PSA appears on its face to be a valid and existing contract between Exxon and XTO. Neither Party shall take any action to cause or encourage either party to the PSA to breach its obligations thereunder.
ARTICLE II.
PAYMENTS AND OBLIGATIONS
IN CONNECTION WITH THE ACQUISITION
     2.01 Prior to or contemporaneous with the closing of the Acquisition Agreement, Resolute will pay $(**) to NNOG in consideration for NNOG’s services in connection with the acquisition of the Exxon Assets. If the value of the Exxon Assets is reduced or diminished on account of title failures, exercises of preferential purchase rights, exclusions, casualty losses or similar changes, the $(**) payment will be reduced in proportion to the reduction in value of the Exxon Assets. If for any reason (i) the closing of the Acquisition Agreement does not occur, or is determined to be void, rescinded or otherwise not effective, (ii) the assignments of the Exxon Assets to Resolute and NNOG do not receive the required Navajo Nation approvals or the Navajo Nation denies such approvals or exercises its right of first refusal, or (iii) at any time NNOG or the Navajo Nation disclaims the effectiveness of the Agreement including, without limitation, the waivers and consents in Article X, NNOG shall refund such amount immediately to Resolute.
     2.02 At closing of the Acquisition Agreement, Resolute will pay 75% and NNOG will pay 25% of the adjusted purchase price for the Exxon Assets as determined under the Acquisition Agreement. The obligations and liabilities of the parties under the Acquisition Agreement shall be apportioned severally 75% to Resolute and 25% to NNOG.
     2.03 NNOG agrees to use its best good faith efforts to obtain the support of the Navajo Nation for the closing of the Acquisition Agreement, as well as support for the implementation of the terms and provisions of this Amendment. In particular, without limitation, NNOG will work with the Navajo Nation to obtain an expedited approval of the assignment of interests from Exxon or the Navajo Nation to Resolute, or its designated subsidiary or affiliate, and NNOG.
ARTICLE III.
NNOG OPTIONS
     3.01 NNOG will have options with respect to the Exxon Assets with terms and conditions identical to the terms and conditions stated in Agreement Article III except that (i) the references to the “Aneth Assets” shall mean the Exxon Assets, (ii) the reference to the CVX Agreement shall mean the Acquisition Agreement, (iii) the reference to the unit operating agreement in Section 3.02(ii) shall mean the McElmo and Ratherford Unit Operating Agreements, as applicable, (iv) the reference to the $(**) shall mean the payment of such amount under this Amendment.

     3.02 The NNOG options with respect to the Exxon Assets shall be independent of the NNOG options with respect to the Aneth Assets. Payout with respect to the Exxon Assets shall be determined independently of Payout with respect to the Aneth Assets.
     3.03
     (a) In the event that Resolute makes a partial sale or other conveyance of interest in the Aneth Assets or the Exxon Assets to a party other than an affiliate of Resolute, such that a Sale as defined in Section 4.01 of the Agreement (as revised by Section 4.02 of this Amendment) has not occurred, then NNOG shall have the option of considering as “revenue from production” for purposes of the occurrence of Payout with respect to the Aneth Assets or Exxon Assets, as applicable, (i) the net proceeds (after all costs of the transaction) from Resolute’s sale or other conveyance of interests in the relevant assets (in which case NNOG’s options shall terminate as to the assets so sold or conveyed), or (ii) the continuing revenue from production of the assets so sold or otherwise conveyed, (in which case NNOG’s option shall continue to burden the assets sold, revenue from production of such assets shall mean the revenue received by the purchaser or transferee, and the purchaser or transferee must agree in writing to comply with the provisions of Articles III and IV of the Agreement and supply the information required for the determination of Payout). If Resolute intends to undertake a transaction that would give rise to the foregoing option of NNOG, Resolute shall give NNOG a minimum of 30 days advance notice of such transaction and NNOG shall have 30 days from receipt of such notice within which to elect its option by giving written notice to Resolute of such election. If NNOG fails to make an election within such time period, then the option set forth in 3.03(a)(i) shall apply. A partial sale shall not include any transaction which is a bona fide financing transaction, including but not limited to transactions involving a conveyance that is limited to a volume of production, an amount of revenue received, net profits or period of time or similar type of limitation (and the receipt of revenue from such transaction shall not be deemed to be revenue for purposes of Payout until the underlying production is produced and delivered into sales, and the price for such production shall be the consideration received in the financing for such production).
     (b) In the case of a partial sale covered by 3.03(a) above, if the sale involves an interest that would leave Resolute with less that the total interest necessary to honor the NNOG options, the NNOG options shall burden any interest conveyed to the extent necessary to insure that NNOG’s options are not diminished. Resolute shall give NNOG 30 days advance notice and either demonstrate that Resolute will continue a sufficient interest to fully honor the NNOG options, or provide a written agreement from the transferee of the partial interest acknowledging that such transferred interest is burdened by the NNOG options and agreeing to fully comply with the terms of Articles III and IV hereof in the event of the exercise of the options.

ARTICLE IV.
TERMINATION UPON SALE, FIRST OPTION ACCELERATION,
AND FIRST RIGHT OF NEGOTIATION
     4.01 The provisions of Agreement Article IV shall apply independently to the NNOG options with respect to the Exxon Assets, with references to the “Aneth Assets” meaning the Exxon Assets.
     4.02 The following language shall replace in its entirety the second sentence of Agreement Section 4.01:
     (a) The occurrence of a Sale, as defined below, shall be determined independently with respect to the Aneth Assets and the Exxon Assets and the provisions of this Section 4.01 shall be so interpreted. A “Sale” for the purposes of this Agreement is defined to include a sale other than to the party’s affiliates of all or substantially all of a Party’s Aneth Assets or Exxon Assets, as applicable, or the production or revenue from production from such assets, or a change of control, direct or indirect, of the Resolute entity holding the assets in question (the “Pertinent Entity”).
     (b) Subject to the exceptions stated below, a change of control with respect to the Pertinent Entity shall be deemed to occur as a result of any transaction or series of transactions whereby Resolute and its affiliates no longer own or control, directly or indirectly, at least 50% of the voting control of the Pertinent Entity (“Voting Control”). Notwithstanding the foregoing, no change of control shall occur solely on account of any transaction (which includes a series of transactions) where the following circumstances exist:
     (i) Immediately following such a transaction a majority of the members of the senior management of Resolute, as constituted on the date of this Amendment (which for clarity is Nick Sutton, Jim Piccone, Ted Gazulis, Dale Cantwell, Janet Pasque, Jim Kincaid, Rick Betz, Steve Malkewicz and Bret Siepman), but as such group of members may be amended with the approval of NNOG, continue to have and to exercise actual field operational control over the pertinent assets and have no obligation to resign; and
     (ii) NNOG shall have been given at least 30 days’ notice of the contemplated transaction and all of its materials terms; and either:
     (iii) the Board of Managers of Resolute Holdings, LLC as constituted immediately prior to such transaction (which includes a series of transactions) shall constitute at least a majority of the board of managers or directors of the acquiring entity or entities that have Voting Control immediately after the transaction occurs; and such members of the Board of Managers of Resolute

Holdings, LLC who so serve on the board of managers or directors of the acquiring entity or entities have no obligation to resign, abstain or to exercise their authority in favor of any other person or entity; or
     (iv) the transaction (which includes a series of transactions) involves a sale or other offering or exchange of securities carrying Voting Control (“Control Securities”) by Resolute or its affiliates to one or more purchasers, and immediately after the closing of the offering of such securities (a) Resolute and its affiliates own or control at least 30% of the Control Securities and (b) no person, entity or group owns or controls, or have a right to acquire or control, a greater percentage of such Control Securities than the percentage owned or controlled by Resolute and its affiliates, and (c) Resolute and its affiliates hold the Control Securities without any contractual or other obligation to exercise their voting rights in favor of any other person, entity or group that would give such other person, entity or group effective control of a greater percentage of Control Securities than Resolute and its affiliates own or control.
     (v) Resolute acknowledges that the rights of NNOG to exercise its options and its right of first negotiation under Articles III and IV, respectively, of the Agreement were and are significant and material considerations for NNOG’s decision to enter into the Agreement with Resolute, and that such terms are included in the Agreement in part to reflect and advance the policies of the Navajo Nation, NNOG’s sole shareholder. The intent of the Parties in permitting the above exceptions to the definition of a change of control is solely to grant Resolute added flexibility for the capitalization and other financing of its operations. The Parties do not intend by this Agreement to dilute the value or nature of or quantum of interests available for acquisition by NNOG under, nor limit NNOG’s right to exercise, its options under Articles III and IV of this Agreement or its right of first negotiation under section 4.03 of this Agreement. NNOG has agreed to amend the original Agreement to permit such transactions as an accommodation to Resolute. Therefore, the Parties intend that this provision be strictly construed in favor of NNOG.
ARTICLE V.
ASSISTANCE BETWEEN THE PARTIES
     5.01 Section 5.01 of the Agreement shall be amended and restated in its entirety as follows:
     For so long as Resolute, NNOG and their affiliates hold in the aggregate the largest amount of working interest in any of the Aneth, McElmo or Ratherford

Units, and Resolute’s working interest in the unit in question is greater than NNOG’s, NNOG shall use its best good faith efforts to cause Resolute (or an affiliate of Resolute) to be elected and remain operator of the unit in question. For so long as Resolute, NNOG and their affiliates hold in the aggregate the largest amount of working interest in any non-unit oil and gas property in the Greater Aneth Field and Resolute’s working interest in the property in question is greater than NNOG’s, NNOG shall use its best good faith efforts to cause Resolute (or an affiliate of Resolute) to be elected and remain operator of such property.
     5.02 Acknowledging that certain of the Exxon Assets will have value commensurate with the purchase price only if significant development activity can take place on those assets, the Parties each agree to fund their proportionate share of a mutually agreeable development plan involving 8/8ths investment over four years of approximately $150 Million. NNOG shall take the leading role in gaining all Navajo Nation and Bureau of Indian Affairs approvals needed to execute such plan and in overcoming any opposition to such development. Any moneys or other consideration that may be involved in overcoming opposition, gaining surface access, addressing local or political concerns or otherwise necessary to allow the implementation of the development plan would be paid by the parties, and the other working interest owners as appropriate, in proportion to their ownership interests. NNOG’s out-of-pocket expenses for travel and similar items would similarly be shared proportionately by the Parties or, where appropriate, treated as a direct expense of the working interest owners under the applicable operating agreement.
     5.03 If requested by NNOG, Resolute will use its best good faith reasonable efforts (without the payment of consideration) to assist NNOG in its arranging acceptable financing for NNOG’s purchase of its 25% initial interest in the Exxon Assets.
     5.04 The provisions of Agreement Article V, to the extent reference is made to the Aneth Assets, shall apply to all assets owned jointly by the Parties in the Greater Aneth Field.
     5.05 The number of scholarships referred to in Agreement Section 5.05 shall be four instead of two.
     5.06 The parties shall use their best efforts to cause NNOG to become the operator of the Aneth gas gathering and compression facilities. NNOG shall hold any rights of way or other assets associated with these facilities as nominee for the joint and pro rata use of the owners of the Aneth gathering and compression facilities. To the extent Resolute is currently bearing an economic loss as operator of such facilities, Resolute shall continue to bear such economic loss until the relevant agreements among the owners can be amended to eliminate such loss. The Parties shall use their best efforts to cause the owners of the Aneth gathering and compression facilities to pay all of the costs associated with the ownership and operation of such facilities and to pay NNOG a reasonable general and administrative fee (currently proposed as $1500 per month) as its sole compensation for such ownership and operation. It is anticipated that the actual day-to-day operation and accounting with respect to such facilities shall continue to be handled by a contract operator and that the fees and costs associated with such contract operations will be paid by the owners of the facilities. NNOG shall not be a trustee of the assets with respect to the owners of the gathering and compression facilities, nor shall it have any fiduciary obligation to such owners.
     5.07 NNOG has acquired from Western Gas Resources the return processed gas pipeline known as the Red Pepper Pipeline. NNOG shall hold and operate this line for the joint pro rata use of the owners of the Aneth gathering and compression facilities. The Parties shall use their best efforts to cause the owners of the Aneth gathering and compression facilities and the other purchasers of gas transported through this pipeline to pay, through a transportation fee or otherwise, all of the costs associated with the ownership and operation of such pipeline so that NNOG bears no economic loss and receives a reasonable general and administrative fee (currently proposed as $1500 per month) as its sole compensation for such ownership and operation. It is anticipated that the actual day-to-day operation with respect to such facilities shall continue to be handled by Western Gas Resources and that the fees and costs associated with such contract operations will be passed through to the parties using the gas transported through the pipeline. NNOG shall not be a trustee of the Red Pepper Pipeline with respect to the owners of the gathering and compression facilities, nor shall it have any fiduciary obligation to such owners.
ARTICLE VI.
TAX MATTERS
     6.01 With respect to the reference to “Payout” in Agreement Section 6.01, the net cash tax savings of any tax benefits allocated to Resolute shall be allocated as revenue to the Payout account with respect to the Aneth Assets or the Exxon Assets to the extent the tax benefits in question relate to such respective assets, and otherwise shall be allocated equally to each Payout account.
     6.02 Resolute has again, through Resolute NAD, LLC, submitted an application for an allocation of New Markets Tax Credits (“NMTC”) under Section 45 D of the Internal Revenue Code and the Community Development Financial Institutions Fund program for energy investments on Native American lands. The provisions of Agreement Section 6.02 shall apply to such application. The reverence in Agreement Section 6.02 to Aneth Assets shall be a reference to all jointly owned properties in the Aneth, McElmo and Ratherford Units and associated properties
     6.03 NNOG is no longer considered the “controlling entity” with respect to Resolute NAD, LLC and, therefore, the provisions of Agreement Section 6.03 no longer apply.
     6.04 The structure of a transaction designed to utilize the NMTC has been revised as set forth in the September 2005 NMTC application of Resolute NAD, LLC. Therefore, the provisions of Agreement Section 6.04 and Agreement Exhibit B no longer apply. In their place the provisions of the September 2005 application shall be incorporated by reference as the description of the intended structure of a transaction involving NMTC.

ARTICLE VII.
AREA OF MUTUAL INTEREST
     7.01 The Aneth, McElmo and Ratherford Units shall constitute an Area of Mutual Interest in accordance with the provisions of Agreement Section 7.02, and shall be referred to as the Aneth AMI. The provisions of Agreement Section 7.01, will apply the remainder of the Greater Aneth Field, which shall be referred to as the Greater AMI.
ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES OF RESOLUTE
     8.01 Resolute represents and warrants to NNOG as follows:
     (a) Resolute is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite legal power to carry on its business as it is now being conducted. Resolute is duly qualified or licensed to do business, and is in good standing, in each jurisdiction, in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure to so qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Amendment.
     (b) Resolute has all requisite legal power and authority to execute and deliver this Amendment and to perform its obligations under the Agreement as amended hereby. The execution, delivery and performance of this Amendment and the transactions contemplated hereby have been duly and validly authorized by all requisite legal action on the part of Resolute.
     (c) Neither the execution and delivery of this Amendment nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Resolute will:
     (i) conflict with or result in any breach of any provision of the governing documents of Resolute; or
     (ii) assuming that all required governmental approvals are obtained, be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Resolute is a party or is subject or by which any of its properties or assets are bound.
     (d) Subject to applying for and obtaining all required governmental approvals, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Amendment by Resolute or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Resolute.

     (e) There are no actions, claims, suits, arbitration proceedings, inquiries, proceedings, investigation or audit by or before any court or arbitration panel or any governmental authority pending or, to the knowledge of Resolute, threatened against Resolute that could have a material adverse effect on the transactions or performance contemplated under this Amendment.
     (f) Resolute has not received any notice of any violation or default or alleged violation or default (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation or default) of or under any applicable governmental law or regulation which would have a material adverse effect on the transactions or performance contemplated under this Amendment.
     (g) There are no bankruptcy, reorganization, arrangement, liquidation or similar proceedings pending against, being contemplated by, or, to the knowledge of Resolute, threatened against Resolute.
     (h) This Amendment constitutes a valid and binding agreement of Resolute enforceable against it in accordance with its terms, subject to:
     (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;
     (ii) general principles of equity; and
     (iii) the power of a court to deny enforcement of remedies generally based on public policy.
     (i) The representations and warranties of Resolute are limited to those set forth in this Section and those previously given by RNRC in the Agreement, and NNOG acknowledges that there are no other representations or warranties of Resolute, either express or implied, any rule of law or legislation to the contrary.
ARTICLE IX.
REPRESENTATIONS AND WARRANTIES OF NNOG
     9.01 NNOG represents and warrants to Resolute as follows:
     (a) NNOG is a corporation organized under Section 17 of the Indian Reorganization Act, as amended, 25 U.S.C. § 477, validly existing and in good standing under such Act and has the requisite corporate power to carry on its business as it is now being conducted. NNOG is duly qualified or licensed to do business, and is in good standing, in each jurisdiction, in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure to so qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Amendment.

     (b) NNOG has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Agreement as amended hereby. The execution, delivery and performance of this Amendment and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of NNOG.
     (c) Neither the execution and delivery of this Amendment nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by NNOG will:
     (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of NNOG; or
     (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which NNOG is a party or is subject or by which any of its properties or assets are bound.
     (d) Subject to applying for and obtaining all required governmental approvals, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Amendment by NNOG or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by NNOG.
     (e) There are no actions, claims, suits, arbitration proceedings, inquiries, proceedings, investigation or audit by or before any court or arbitration panel or any governmental authority pending or, to the knowledge of NNOG, threatened against NNOG that could have a material adverse effect on the transactions or performance contemplated under this Amendment.
     (f) NNOG has not received any notice of any violation or default or alleged violation or default (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation or default) of or under any applicable governmental law or regulation which would have a material adverse effect on the transactions or performance contemplated under this Amendment.
     (g) There are no bankruptcy, reorganization, arrangement, liquidation or similar proceedings pending against, being contemplated by, or, to the knowledge of NNOG, threatened against NNOG.
     (h) This Amendment constitutes a valid and binding agreement of NNOG enforceable against it in accordance with its terms, subject to:

     (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;
     (ii) general principles of equity; and
     (iii) the power of a court to deny enforcement of remedies generally based on public policy.
     (i) NNOG has given all prior notices required under Article XVI of the charter of NNOG in order to make the provisions of Article X hereof fully effective and binding on NNOG and the Navajo Nation as of the date of this Amendment. Copies of all such notices have been provided to Resolute. NNOG has not withdrawn, rescinded or taken any other action that would affect the validity of such notices and such provisions. NNOG has received no objection or other indication from any party that would call into question the efficacy of the notices or the provisions of Article X hereof.
     (j) The representations and warranties of NNOG are limited to those set forth in this Section and those previously given in the Agreement, and Resolute acknowledges that there are no other representations or warranties of NNOG, either express or implied, any rule of law or legislation to the contrary.
ARTICLE X.
DISPUTE RESOLUTION; GOVERNING LAW
     (a) The provisions of Agreement Article X shall govern all disputes under the Agreement as amended hereby.
ARTICLE XI.
TERM
     11.01 The provisions of the Agreement as amended hereby creating rights or obligations that terminate upon the occurrence of certain events shall so terminate. Subject to Section 4.02, the remaining terms of the Agreement shall terminate with respect to the Aneth Assets or the Exxon Assets if and when there occurs a Sale of such assets, as defined herein, with respect to either Resolute or NNOG.
     11.02 If the parties are not successful in acquiring the Exxon Assets within one year from the effective date of this Amendment, a Party who has used its best good faith efforts to satisfy its obligations with respect to effecting such acquisition, may terminate any obligation to pursue such transaction pursuant to this Amendment by giving 30 day prior notice of such termination to the other Party.
ARTICLE XII.
GENERAL
     12.01 The provisions of Agreement Article XII shall apply to the Agreement as amended hereby except as provided in the following provision.

     IN WITNESS WHEREOF, the parties have caused their duly authorized signatories to execute and deliver this Amendment on the dates set out opposite their signatures below to be effective as of the Effective Time.

Date:	11/23/05	RESOLUTE ANETH, LLC

		By:	/s/ Nicholas J. Sutton

		Name:	Nicholas J. Sutton
		Title:	Chief Executive Officer

Date:	12/3/05	NAVAJO NATION OIL AND GAS COMPANY, INC.

		By:	/s/ Manual Morgan

		Name:	Manual Morgan
		Title:	Chairman

		By:	/s/ Wilson Groen

		Name:	Wilson Groen
		Title:	Chief Executive Officer